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                             CONFIDENTIAL
                             ------------

                            GROSSMAN'S INC.
                            ---------------
                       EXECUTIVE SEVERANCE PLAN
                       ------------------------
                  (Restated as of DECEMBER 14, 1994)


I.   Definitions
     -----------

          (a) The following terms when used herein with an initial capital letter shall have the following meaning except where the context otherwise requires:

               Bonus Unit with respect to an Executive
     Employee shall mean one-twelfth of the most recent annual incentive bonus paid or payable to such Executive Employee.

               Cause with respect to an Executive Employee shall mean any action or mission by such Executive
     Employee involving willful malfeasance or gross negligence in a material respect in the performance of his duties, or commission of a felony.

               Change in Control shall be deemed to have occurred if

               (i) (A) any "person" including a "group" as defined in Section 13 (d) (3) of the Securities Exchange Act of 1934, as amended (the "Act"), other than the Lenders, as defined in the Creditors Modified Joint Plan of Reorganization of the Company becomes the beneficial owner of securities of the Company representing more than 25% of the combined voting power of the then outstanding securities of the Company,

               (B) no other "person" or "group" owns securities representing a proportion of such voting power greater than that owned by the "person" or "group" referred to in clause
     (i) (A) above, and

               (C) as a result of clause (i) (A) above, the directors of the Company before the "group" or "person" referred to therein became the beneficial owners of such voting securities cease to represent a majority of the directors of the Company;


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               (ii) the stockholders of the Company approve an
     agreement for the merger, consolidation or other business combination of the Company with or into another entity not controlled by the Company or for the sale or other disposition of all or substantially all of the assets of the Company, and as a result thereof the directors of the Company immediately before such approval cease to represent a majority of the directors of the surviving, resulting or acquiring entity or the parent thereof; or

               (iii) the stockholders of the Company approve a plan for the complete liquidation of the Company.

               Company shall mean Grossman's Inc. and as the context requires with respect to employment of Executive Employees shall include its majority owned subsidiaries.

               Constructive Termination shall mean the voluntary resignation of an Executive Employee following any reduction in his salary, any significant reduction in his responsibilities or any other significant, adverse change in his position with the Company within 24 months after a Change in Control.

               Involuntary Termination shall mean the termination of an Executive Employee's employment by the Company for any reason other than Cause.

               Executive Employee shall mean all officers of the Company, including designated officers of Divisions or Subsidiaries of the Company, and such other key employees of the Company as may be designated by the Board of Directors of the Company to participate in the Plan.

               Plan shall mean Grossman's Inc. Executive Severance
     Plan.

               Salary shall mean the monthly base salary of an Executive Employee in effect at the applicable date of determination. For purposes of Article II and Article IV
     (a), the date of determination is the date of the Executive Employee's termination of employment. For purposes of
     Article IV (b), the date of determination is the date the Executive Employee is offered a new position.

          Years of Service shall mean the number of years, of the Executive Employee's credited service under the Company's
     General Pension Plan.


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II.  Benefits

          (a)  Except as provided in section (b) below
     or as a greater amount is otherwise provided in an employment agreement, each Executive Employee who is Involuntarily Terminated shall receive Severance Pay and
     Bonus Units according to the chart below:

                              Months of
     Years of Service       Severance Pay         Bonus Units
     ----------------       -------------         -----------
      Up to 1 Year            6 Months              6 Bonus Units
      1 - 2 Years             7                     7
      2 - 3                   8                     8
      3 - 4                   9                     9
      4 - 5                  10                    10
      5 - 6                  11                    11
      6 and above            12 Months Maximum     12 Maximum


          (b) Each Executive Employee who is Constructively Terminated or who is Involuntarily Terminated within 24 months following a Change in Control shall receive Severance Pay and Bonus Units in accordance with the chart below, except as a greater amount is otherwise provided in an employment agreement:

                              Months of
     Years of Service       Severance Pay         Bonus Units
     ----------------       -------------         -----------
      Up to 1 Year            9 Months              9 Bonus Units
      1 - 2 Years            10 1/2                10 1/2
      2 - 3                  12                    12
      3 - 4                  13 1/2                13 1/2
      4 - 5                  15                    15
      5 - 6                  16 1/2                16 1/2
      6 and above            18 Months Maximum     18 Maximum


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III. Payment of Benefits
     -------------------

          (a)  All severance pay and bonus units payable pursuant to
     Article II (b) above shall be paid in a lump sum within two
     (2) business days of termination of employment. All other benefits payable under this Plan shall be paid at the Company's option either in a lump sum or in equal installments on the 15th and last day of each month to the Executive Employee over a number of months equal to the months of severance pay due, or in the event of his death, his designated beneficiaries or his legal representatives.

          (b) In the event that the Company elects to pay the Executive Employee's severance pay in equal installments, then the Executive Employee will continue to participate in the Company benefits delineated below sharing in the costs at the same rate being paid by active employees receiving similar coverage:

          1.   Medical Coverage
          2.   Life Insurance - Including Supplement Life
               Insurance
          3.   Accidental Death & Dismemberment Insurance
          4.   Short and Long-Term Disability
          5. If applicable, continued use of the Company car for a period of up to 90 days. At the conclusion of the 90 days the Executive Employee will have the option to buy the car at the price set by the Company.
          6.   Accrual of service time for Pension purposes
          7. Accrual of Severance Pay for Pension Earnings purposes
          8.   Participation in the 401(k) Program

     During the severance pay period, the following benefits
     WILL NOT CONTINUE:

          1.   Accrual of Vacation Time.
          2.   Business Travel/Accident Insurance
          3.   Participation in the Bonus Program

     With respect to any outstanding employee stock option, the employment of an Executive Employee shall be deemed terminated upon Constructive Termination or Involuntary
     Termination, whether or not severance is paid in installments.


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IV.  Exclusions
     ----------

          (a) An Executive Employee (i) whose employment with the Company is Involuntarily Terminated in connection with a divestiture by the Company of a subsidiary or of assets, and
     (ii) who is offered a position with the acquiring company
     (or a subsidiary or affiliate thereof) at a salary which is not less than such Executive Employee's Salary with the Company, shall not receive benefits under the Plan regardless of whether the Executive Employee accepts the offer of employment.

          (b) An Executive Employee who refuses a new position with the Company and is, as a result, Involuntarily Terminated, shall not receive any benefits hereunder, provided that such new position is at a Salary which either equals or exceeds his Salary in his then current position.

V.   Termination of Payments
     -----------------------

               The benefits payable and extended under
     Article II (a), which are being paid in installments and extended pursuant to Article III (b), hereof, are subject to cancellation in the event the Executive Employee enters into or takes part, directly or indirectly, in an activity which, in the sole judgment of the Company, is inimical to the interest of the Company including, but not limited to, becoming an employee of a company which is in competition with the Company or recruiting or assisting to recruit an active employee of the Company for a position in a competitive company.

               In the event the Executive Employee finds a full-time job, other than on a consulting basis, the severance payments, bonus units and other benefits, which are being paid in installments and extended pursuant to Article III
     (b), hereof, will cease, after the former Executive Employee has been employed on the new job for 30 days.



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VI.    Amendment and Termination
       -------------------------

               The Plan may not be amended, modified or terminated, except to increase benefits or enlarge the class of employees eligible for benefits hereunder, for 24 months following a Change in Control.

VII.   No Right to Continued Employment
       --------------------------------

               Notwithstanding anything in the Plan to the contrary, this Plan shall not constitute an employment contract or give any Executive Employee a right of continued employment or preclude the Company from severing an Executive Employee's employment.

VIII.  Effect of Disability Benefits
       -----------------------------

               Notwithstanding anything else contained herein to the contrary, the amount of benefits payable hereunder shall be reduced on a dollar for dollar basis by the amount of any benefits provided under any disability benefits plan.

IX.    Withholding
       -----------

               All benefit payments hereunder shall be made net of any and all applicable federal, state and local taxes required to be withheld.

               Severance payments made in installments shall also include deductions for Company benefits listed in
       Article III (b).

X.     Outplacement
       ------------

               The Company will pay for outplacement services to those Executive Employees covered by this Plan, as determined by the Company. These services will include counselling, resume preparation, and clerical support, as determined by the Company.



Execsev/smb                                            GROSSMAN'S INC.